Exhibit 99.1

SolarEdge eMobility To Supply Electrical Powertrain and Battery Solution for Fiat E-Ducato

Herzliya, Israel and Umbertide, Italy (February 16th, 2021) – SolarEdge Technologies, Inc. (“SolarEdge”) (NASDAQ: SEDG), announced today that the Company has been selected and will begin to supply full electrical powertrain units and batteries for the production of the Fiat E-Ducato light commercial vehicle.

“We are excited to be a part of this significant moment for Stellantis as they introduce an electric version of the very popular Fiat E-Ducato light commercial vehicle to the European market. In combining our full electrical powertrains with Stellantis’ expertise, we are able to offer the market a best-in-class LCV e-mobility solution that responds to the needs of commercial customers and helps meet city centers’ carbon neutral goals.” said SolarEdge Chief Executive Officer, Zivi Lando. “We are honored to have been qualified as a tier 1 supplier of Stellantis and the sole supplier of full electrical powertrain units and batteries for the first production series of these vehicles.”

SolarEdge eMobility division is based on an acquisition made by SolarEdge in January 2019. The eMobility division develops end-to-end solutions for electric and hybrid vehicles, including innovative high-performing powertrains and software for electric vehicles. The acquisition has brought technological synergies to both companies and is part of the Company’s execution plan to expand its product offering beyond solar at a time when the world is undergoing a clean energy transformation and e-mobility revolution.

About SolarEdge
SolarEdge is a global leader in smart energy. By leveraging world-class engineering capabilities and with a relentless focus on innovation, SolarEdge creates smart energy solutions that power our lives and drive future progress. SolarEdge’s e-Mobility division creates end-to-end e-mobility solutions for electric and hybrid vehicles used in motorcycles, commercial vehicles and trucks. These solutions include innovative high-performing powertrains with e-motor, motor drive, gearbox, battery, BMS, chargers, Vehicle Control Unit (VCU) and software for electric vehicles.
SolarEdge is online at solaredge.com

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